EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our reports incorporated by reference and to the reference to our firm under the caption “Experts” in the Registration Statement. Our report covering the December 31, 2002 consolidated financial statements contains an explanatory paragraph that states that the Company has negative working capital, recurring losses and negative cash flows that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Minneapolis, Minnesota

August 21, 2003